Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Board of Directors
 Southcoast Financial Corporation

We consent to the incorporation by reference into the Registration Statements on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 2010 Employee Stock Purchase Plan (Registration Statement No. 333-167828) the Southcoast Financial Corporation 2005 Employee Stock Purchase Plan (Registration Statement No. 333-128197) and the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154) of our report, dated March 14, 2013, relating to our audits of the consolidated financial statements of Southcoast Financial Corporation and subsidiaries, which appear in this Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2012.

 /s/ Crowe Horwath LLP

Atlanta, Georgia
March 14, 2013